Exhibit 5.3

THOMPSON & KNIGHT LLP
ATTORNEYS AND COUNSELORS ONE ARTS PLAZA 1722 ROUTH STREET — SUITE 1500 DALLAS, TEXAS 75201-2533 (214) 969-1700 FAX (214) 969-1751 www.tklaw.com	AUSTIN DALLAS DETROIT FORT WORTH HOUSTON NEW YORK ALGIERS LONDON MEXICO CITY MONTERREY PARIS

September 27, 2011

RadioShack Corporation

300 RadioShack Circle, MS CF4-101

Fort Worth, Texas 76102

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Texas counsel for the subsidiaries of RadioShack Corporation, a Delaware corporation (the “Company”), listed in Section A of Schedule I hereto (collectively, the “Guarantors”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 6.75% Senior Unsecured Notes, Series B, due 2019, in the aggregate principal amount of $325,000,000 (the “Exchange Notes”), for any and all of its outstanding 6.75% Senior Unsecured Notes, Series A, due 2019, in the aggregate principal amount of $325,000,000 (the “Outstanding Notes”), which offer is to be registered under the Securities Act of 1933, as amended (the “Securities Act”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to the Indenture dated as of May 3, 2011 (the “Indenture”) among the Company, the Guarantors, the other guarantors named in the Indenture, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes will be fully and unconditionally guaranteed by the Guarantors pursuant to Article 10 of the Indenture (the “Guarantee,” and together with the Exchange Notes, the “Securities”) on a joint and several basis by the Guarantors and the other guarantors named in the Indenture. The Guarantors and such other guarantors are listed as co-registrants in the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) in respect of the registration under the Securities Act of the offering of the Securities (such registration statement, as amended at the time it becomes effective, being referred to herein as the “Registration Statement”).

In connection with this opinion letter, we have examined original counterparts or copies of original counterparts of the following documents:

(a) The Indenture (including the Guarantee).

(b) The Registration Statement.

RadioShack Corporation

September 27, 2011

We have also examined originals or copies of such other records of the Guarantors, certificates of public officials and of officers or other representatives of the Guarantors and agreements and other documents as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed:

(i) The genuineness of all signatures.

(ii) The authenticity of the originals of the documents submitted to us.

(iii) The conformity to authentic originals of any documents submitted to us as copies.

(iv) As to matters of fact, the truthfulness of the representations and statements made or otherwise incorporated in the Indenture and the representations and statements made in certificates of public officials and officers or other representatives of the Guarantors.

We have not independently established the validity of the foregoing assumptions.

As used herein, “Applicable Laws” means the laws, rules and regulations of the State of Texas.

Based upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that:

1. Each Guarantor is an entity that is validly existing and in good standing under the laws of the State of Texas.

2. On the date the Indenture was executed and delivered, each of the Guarantors had all corporate, limited liability company or limited partnership, as applicable, power and authority necessary to execute and deliver the Indenture, in the Guarantor’s capacity as a Subsidiary Guarantor thereunder, and to perform its obligations thereunder.

3. Each Guarantor has duly authorized, executed and delivered the Indenture (including the Guarantee set forth therein) in its capacity as a Subsidiary Guarantor thereunder.

The opinions set forth above are subject to the following qualifications and exceptions:

(a) With respect to our opinion in paragraph 1, we have relied exclusively upon the certificates of public officials described in Section B of Schedule I hereto.

(b) Our opinions are limited to Applicable Laws, and we do not express any opinion herein concerning any other laws.

RadioShack Corporation

September 27, 2011

This opinion letter is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof, and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the SEC promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the related rules and regulations of the SEC promulgated thereunder.

Respectfully submitted,

/s/ Thompson & Knight LLP

FWF/ARC

SCHEDULE I

SECTION A.

GUARANTORS

1.	Ignition L.P., a Texas limited partnership.

2.	ITC Services, Inc., a Texas corporation.

3.	RS Ig Holdings Incorporated, a Texas corporation.

4.	RSIgnite, LLC, a Texas limited liability company.

SECTION B.

TEXAS CERTIFICATES

Guarantor	Type of Certificate	Date of Certificate
Ignition L.P.	Certificate of Fact from the Texas Secretary of State	September 13, 2011

Ignition L.P.	Certificate of Account Status from the Texas Comptroller of Public Accounts	September 13, 2011

ITC Services, Inc.	Certificate of Fact from the Texas Secretary of State	September 13, 2011

ITC Services, Inc.	Certificate of Account Status from the Texas Comptroller of Public Accounts	September 13, 2011

RS Ig Holdings Incorporated	Certificate of Fact from the Texas Secretary of State	September 13, 2011

RS Ig Holdings Incorporated	Certificate of Account Status from the Texas Comptroller of Public Accounts	September 13, 2011

RSIgnite, LLC	Certificate of Fact from the Texas Secretary of State	September 13, 2011

RSIgnite, LLC	Franchise Tax Certification of Account Status from the Texas Comptroller of Public Accounts	September 21, 2011